EXHIBIT 99.1




FOR IMMEDIATE RELEASE                       COMPANY CONTACT:
                                            JOHN R. FESTA
                                            PRESIDENT AND CEO
                                            (678)  264-4400

                     CARECENTRIC ANNOUNCES A REVISED MERGER
          PROPOSAL FROM AN INVESTOR GROUP LED BY ITS MAJOR STOCKHOLDER

ATLANTA, GA (MAY 1, 2003) - CARECENTRIC, INC. (OTC BULLETIN BOARD: CURA), a leading provider of management information systems to the home health care community, announced today that it has received a revision to the merger proposal from an investor group (Borden Associates, Inc.) led by its major stockholder, John Reed, and his son, Stewart Reed, that could have the effect of taking the company private.

     The original proposal, dated January 28, 2003, included in its terms a provision that the "smaller stockholders" of CareCentric (those holding less than 4,000 shares) would be offered a price of $.55 per share. The new proposal letter increases this amount from $.55 per share to $.75 per share for the smaller stockholders. The new letter is dated as of April 23, 2003 and was received on May 1, 2003 by the Independent Special Committee of CareCentric's Board of Directors appointed to review and negotiate the merger proposal. The new proposal allows CareCentric until May 23, 2003 to decide whether to accept the proposed transaction. The increase in the offer price follows several weeks of analysis, consultation with financial advisors and negotiations between the Independent Special Committee of CareCentric's Board and representatives of the investor group led by John Reed.

     Consistent with the original proposal, the proposed transaction could have the following potential effects:

     o The number of record holders could be reduced from approximately 5,500 to approximately 200;

     o CareCentric would be eligible to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended;

     o If the termination of the registration of the common stock was completed, the common stock would no longer be quoted on the OTC Bulletin Board.

     CareCentric provides information technology systems and services to over 1,500 customers. CareCentric provides freestanding, hospital-based and multi-office home health care providers (including skilled nursing, private duty, home medical equipment and supplies, IV pharmacy and hospice) complete information solutions that enable these home care operations to generate and utilize comprehensive and integrated financial, operational and clinical information. With offices nationwide, CareCentric is headquartered in Atlanta, Georgia.

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Note regarding Private Securities Litigation Reform Act: Statements made in this press release which are not historical facts, including projections, statements of plans, objectives, expectations, or future economic performance, are forward looking statements that involve risks and uncertainties and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. CareCentric's future financial performance could differ significantly from that set forth herein, and from the expectations of management. Important factors that could cause CareCentric's financial performance to differ materially from past results and from those expressed in any forward looking statements include, without limitation, the inability to obtain additional capital resources, variability in quarterly operating results, customer concentration, product performance and acceptance, long sales cycles, long and varying delivery cycles, CareCentric's dependence on business partners, emerging technological standards,
risks   associated  with   acquisitions   and  the  risk  factors   detailed  in
CareCentric's Registration Statement on Form S-4 (File No. 333-96529) and from time to time in CareCentric's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.




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